Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-193534 on Form S-8 and Registration Statement No. 333-202449 on Form S-3 of our report relating to the consolidated financial statements of Santander Consumer USA Holdings Inc. and subsidiaries (the “Company”) dated March 30, 2016, October 27, 2016 as to the effects of the restatement discussed in Note 2 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement discussed in Note 2), and our report relating to the effectiveness of Santander Consumer USA Holdings Inc. and subsidiaries’ internal control over financial reporting dated March 30, 2016, October 27, 2016 as to the effects of additional material weaknesses described in Management's Report on Internal Control over Financial Reporting (as revised) (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of material weaknesses), appearing in this Annual Report on Form 10-K/A of Santander Consumer USA Holdings Inc. for the year ended December 31, 2015.

/s/ Deloitte & Touche LLP
Dallas, Texas
October 27, 2016